Exhibit 23.4

Consent of Independent Auditors

We consent to the to the incorporation by reference in the Registration Statement (Form S-8) of Pointer Telocation Ltd.(the "Company") of our report dated January 25, 2008, with respect to the consolidated financial statements of the Company included in its Annual Report (Form 20-F), for the year ended December 31, 2010.

          /s/ Salles, Sainz – Grant Thornton, S.C.

Certified Public Accountants

Date: March 29, 2011